Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

QXO, Inc.

Pursuant to Section 242 of the General Corporation Law

of the State of Delaware

QXO, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: Section 4.1 of the Corporation’s Fifth Amended and Restated Certificate of Incorporation is hereby deleted in its entirety, substituting therefor Section 4.1 as follows (the “Amendment”):

“Authorized Stock. The total number of authorized shares of capital stock of the Corporation shall be 4,010,000,000 shares, consisting of (i) 4,000,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). For the avoidance of doubt, this Section 1 gives effect to, and will not be affected by, the reverse stock split contemplated by Section 4 of this ARTICLE 4.”

SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 8:30 a.m. Eastern Time on July 1, 2026.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on July 1, 2026.

QXO, INC.

By:	/s/ Christopher Signorello
	Name:	Christopher Signorello
	Title:	Chief Legal Officer